UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHURCHILL DOWNS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHURCHILL DOWNS INCORPORATED

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2018

To the Shareholders of

Churchill Downs Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Churchill Downs Incorporated (the “Company”), a Kentucky corporation, will be held at The Knickerbocker Hotel, located at 6 Times Square, New York, New York 10036, on Tuesday, April 24, 2018, at 9:00 a.m. Eastern Daylight Saving Time, for the following purposes:

I.	To elect the two (2) Class I Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

II.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018 (Proposal No. 2);

III.	To conduct an advisory vote to approve executive compensation (Proposal No. 3); and

IV.	To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

The close of business on March 2, 2018, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Shareholders who do not expect to attend the meeting in person are urged to vote by telephone or over the Internet, or by requesting and promptly signing and returning a proxy card.

By Order of the Board of Directors.

BRADLEY K. BLACKWELL

Senior Vice President,

General Counsel and Secretary

March 15, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2018

The Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2017 are available at

http://www.churchilldownsincorporated.com/proxy

CHURCHILL DOWNS INCORPORATED

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

PROXY STATEMENT

Annual Meeting of Shareholders to be held on April 24, 2018

The Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated (“Company,” “CDI,” or “CHDN”) is soliciting proxies to be voted at the 2018 Annual Meeting of Shareholders to be held on Tuesday, April 24, 2018, at 9:00 a.m. Eastern Daylight Saving Time (the “Annual Meeting”), at The Knickerbocker Hotel, 6 Times Square, New York, New York 10036, and any adjournments thereof. Certain officers and directors of the Company and persons acting under their instruction may solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first mailed on or about March 15, 2018.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on March 2, 2018, are entitled to notice of and to vote at the Annual Meeting. On that date, 13,488,364 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Abstentions and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Whether or not you plan to attend the meeting in person, to ensure the presence of a quorum, please vote over the Internet or by telephone as instructed in these materials as promptly as possible. If a shareholder executes and returns a proxy card, but does not specify otherwise, the shares represented by the shareholder’s proxy will be voted: (i) for the election of each of the two director nominees listed below under “Election of Directors”; (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018; (iii) for the advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC; and (iv) in the discretion of the person or persons voting the proxies, on such other business as may properly come before the Annual Meeting or any adjournments thereof.

Voting Instructions and Information

When and where is our Annual Meeting?

We will hold our Annual Meeting on Tuesday, April 24, 2018 at 9:00 a.m., Eastern Daylight Saving Time, at The Knickerbocker Hotel, located at 6 Times Square, New York, New York 10036.

How are we distributing our proxy materials?

In accordance with the rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the Internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. Although the Company has previously used the “full set delivery” option, we believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of our Annual Meeting. The Company will bear the entire cost of the solicitation.

On March 15, 2018, we began mailing a Notice to our shareholders containing instructions on how to access this Proxy Statement and our 2017 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so select. This Proxy Statement and the 2017 Annual Report are also available at http://www.churchilldownsincorporated.com/proxy.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of CHDN’s Common Stock if you were a shareholder of record or if you held CHDN Common Stock in “street name” at the close of business on Friday, March 2, 2018 (the “Record Date”). On that date, 13,488,364 shares of CHDN Common Stock were outstanding. Each share of CHDN Common Stock held by you on the Record Date is entitled to one vote.

How many votes must be present to hold the Annual Meeting?

We must have a “quorum” to conduct the Annual Meeting. A majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment of the Annual Meeting, unless a new record date must be set for the adjourned meeting.

What do I need to attend, and vote at, the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you must bring an account statement or other acceptable evidence of ownership of CHDN Common Stock as of the close of business on the Record Date. Only CHDN shareholders of record as of the close of business on the Record Date will be permitted to attend the Annual Meeting. In order to vote at the Annual Meeting if you hold shares in “street name,” you will also need a valid “legal proxy,” which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares.

What proposals will be voted on at the Annual Meeting?

The following proposals from the Company will be considered and voted on at the Annual Meeting:

1.	To elect the two (2) Class I Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018 (Proposal No. 2); and

3.	To conduct an advisory vote to approve the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 3).

You may also vote on any other business as may properly come before the meeting or any adjournment thereof, including matters incident to the meeting’s conduct.

How does the Board of Directors recommend I vote?

CDI’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the two (2) director nominees identified in this Proxy Statement under “Election of Directors” to the Board of Directors.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

3.	“FOR” the proposal to approve, on a non-binding advisory basis, executive compensation.

How do I vote?

You may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxypush.com/chdn. You may submit a proxy by Internet 24 hours a day. To be valid, your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2018. When you access the website, follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-866-284-6863 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple prompts and instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m. Eastern Daylight Saving Time, on April 23, 2018.

•

By Submitting a Proxy by Mail. If you have requested and received a proxy card by mail, mark your proxy card, sign and date it, and return it in the prepaid envelope that was provided or return it to: Proxy Tabulator for Churchill Downs Incorporated, P.O. Box 8016, Cary, North Carolina 27512-9903. To be valid, your proxy by mail must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2018.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend, and vote at, the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend, and vote at, the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by use of any of the following means:

For a Proxy Submitted by Internet or Telephone

•	By submitting in a timely manner a new proxy through the Internet or by telephone that is received by 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2018;

•	Requesting, executing and mailing a later-dated proxy card that is received prior to 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2018; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Executing and mailing another proxy card bearing a later date that is received prior to 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2018;

•

Giving written notice of revocation to CDI’s Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222 that is received by CDI prior to 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2018; or

•	Voting in person at the Annual Meeting.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth information as of March 2, 2018 (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director and director nominee of the Company, each named executive officer (as defined in “Executive Compensation—2017 Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 13,488,364 shares of Common Stock outstanding as of March 2, 2018. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
BlackRock, Inc. and affiliates 55 East 52nd Street New York, NY 10055	1,364,375	(1)	10.12
The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	1,068,159	(2)	7.92
CDI Holdings LLC 845 Larch Avenue Elmhurst, IL 60126	1,003,373		7.44
PAR Capital Management, Inc. and affiliates 200 Clarendon Street, 48th Floor Boston, MA 02116	813,165	(3)	6.03
Ulysses L. Bridgeman, Jr.	5,061	(4)	*
Craig J. Duchossois	1,037,890	(5)	7.69
Richard L. Duchossois	1,181,929	(6)	8.76
Robert L. Evans	58,022	(7)	0.43
Robert L. Fealy	16,237	(8)	0.12
Douglas C. Grissom	135	(9)	*
Daniel P. Harrington	248,744	(10)	1.84
G. Watts Humphrey, Jr.	56,448	(11)	0.42
Karole F. Lloyd	0	(12)	*
R. Alex Rankin	11,248	(13)	*
William C. Carstanjen	152,887	(14)	1.13
William E. Mudd	88,817	(15)	0.66
Marcia A. Dall	5,072	(16)	*
Paul J. Thelen	28,814		0.21
12 Directors and Executive Officers as a Group†	1,859,117	(17)	13.78

*	Less than 0.1%.

†	Does not include Mr. Thelen, as a former employee, or Ms. Lloyd, as a director nominee.

(1)

BlackRock, Inc. and its affiliates own beneficial interest of 10.12% based on their holdings as of December 31, 2017 divided by the shares of Common Stock outstanding as of March 2, 2018. The 10.12% is held by the following: (a) BlackRock (Netherlands) B.V., (b) BlackRock Advisors, LLC, (c) BlackRock Asset Management Canada Limited, (d) BlackRock Asset Management Ireland Limited, (e) BlackRock Asset Management Schweiz AG, (f) BlackRock Financial Management, Inc., (g) BlackRock Fund Advisors, (h) BlackRock Institutional Trust Company, N.A., (i) BlackRock Investment Management (Australia) Limited, (j) BlackRock Investment Management (UK) Ltd, (k) BlackRock Investment Management, LLC, and (l) BlackRock Advisors (UK) Ltd. All are related entities. According to a Schedule 13G/A filed on January 29, 2018 for holdings as of December 31, 2017, BlackRock, Inc. and its affiliates have sole power to vote or direct the vote of 26,005 shares, shared power to vote or direct the vote of 1,876 shares, sole power to dispose of or direct the disposition of 1,041,330 shares and shared power to dispose or to direct the disposition of 26,829 shares.

(2)

The Vanguard Group, Inc. and its subsidiaries and affiliates own beneficial interest of 7.92% based on their holdings as of December 31, 2017 divided by the shares of Common Stock outstanding as of March 2, 2018. The 7.92% interest is held by the following: (a) The Vanguard Group, Inc., (b) Vanguard Fiduciary Trust Company, and (c) Vanguard Investments Australia, Ltd. All are related entities. According to a Schedule 13G/A filed on February 9, 2018 for holdings as of December 31, 2017, The Vanguard Group, Inc. and its subsidiaries and affiliates have sole power to vote or direct the vote of 1,336,296 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose of or direct the disposition of 1,364,375 shares and shared power to dispose or to direct the disposition of 0 shares.

(3)

PAR Capital Management, Inc. and its affiliates own beneficial interest of 6.03% based on their holdings as of December 31, 2017 divided by the shares of Common Stock outstanding as of March 2, 2018. The 6.03% interest is held by the following: (a) PAR Investment Partners, L.P., (b) PAR Group, L.P., and (c) PAR Capital Management, Inc. All are related entities. This information is based on a Schedule 13G/A filed on February 14, 2018, for holdings as of December 31, 2017.

(4)

Includes 1,417 deferred stock units, which Mr. Bridgeman has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 3,644 restricted shares, over which Mr. Bridgeman has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(5)

Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Mr. Craig J. Duchossois shares voting and investment power with respect to 1,000,000 shares owned by CDI Holdings, LLC, a wholly-owned subsidiary of The Duchossois Group, Inc., and 3,373 shares owned by The Chamberlain Group, Inc. Mr. Craig J. Duchossois also shares voting and investment power with respect to 17,646 shares owned by three trusts. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Craig J. Duchossois, 1,003,373 shares are also listed as beneficially owned by Mr. Richard L. Duchossois. Figure illustrated includes 11,422 deferred stock units, which Mr. Craig J. Duchossois has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Craig J. Duchossois has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(6)

Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 1,000,000 shares owned by CDI Holdings, LLC, a wholly-owned subsidiary of The Duchossois Group, Inc., and 3,373 shares owned by The Chamberlain Group, Inc. Mr. Richard L. Duchossois also shares voting and investment power with respect to 165,947 shares owned by the RLD Revocable Trust. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 1,003,373 shares are also listed as beneficially owned by Mr. Craig J. Duchossois. Figure illustrated includes 2,613 deferred stock units, which Mr. Richard L. Duchossois has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Richard L.

Duchossois has neither voting nor dispositive power until his resignation or retirement from the Board, awarded by the Company for his board service. Excludes 3,680 shares purchased by Mr. Richard L. Duchossois on March 7, 2018, after the record date.

(7)

Includes 1,623 restricted shares, over which Mr. Evans has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(8)

Includes 10,789 deferred stock units, which Mr. Fealy has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Fealy has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(9)	Includes 135 restricted shares, over which Mr. Grissom has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(10)

Mr. Harrington shares voting and investment power with respect to 233,300 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares. Figure illustrated includes 9,995 deferred stock units, which Mr. Harrington has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Harrington has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(11)

Includes 5,448 restricted shares, over which Mr. Humphrey has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(12)	Excludes 1,000 shares purchased by Ms. Lloyd on March 6, 2018, after the record date.

(13)

Includes 5,448 restricted shares, over which Mr. Rankin has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(14)

Excludes 3,812 restricted stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2018, at which time the 3,812 units shall vest without restriction. Excludes 17,382 restricted stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2018, at which time 7,227 units shall vest without restriction, December 31, 2019, at which time 7,227 units shall vest without restriction, and December 31, 2020, at which time the remaining 2,928 units shall vest without restriction. Excludes 33,114 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2018, at which time the performance period ends with regard to 11,437 performance stock units, December 31, 2019, at which time the performance period ends with regard to 12,895 performance stock units, and December 31, 2020, at which time the performance period ends with regard to the remaining 8,782 performance stock units.

(15)

Excludes 1,652 restricted stock units, tied to Mr. Mudd’s continued service, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2018, at which time the 1,652 units shall vest without restriction. Excludes 7,092 restricted stock units, tied to Mr. Mudd’s continued service, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2018, at which time 2,973 units shall vest without restriction, December 31, 2019, at which time 2,973 units shall vest without restriction, and December 31, 2020, at which time the remaining 1,146 units shall vest without restriction. Excludes 13,874 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Mudd has neither voting nor dispositive power until

December 31, 2018, at which time the performance period ends with regard to 4,956 performance stock units, December 31, 2019, at which time the performance period ends with regard to 5,481 performance stock units, and December 31, 2020, at which time the performance period ends with regard to the remaining 3,437 performance stock units.

(16)

Excludes 1,834 restricted shares, tied to Ms. Dall’s continued service to the Company, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until October 12, 2018, at which time the 1,834 shares shall vest without restriction. Excludes 1,109 restricted stock units, tied to Ms. Dall’s continued service, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2018, at which time the 1,109 units shall vest without restriction. Excludes 4,361 restricted stock units, tied to Ms. Dall’s continued service, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2018, at which time 1,830 units shall vest without restriction, December 31, 2019, at which time 1,830 units shall vest without restriction, and December 31, 2020, at which time the remaining 701 units shall vest without restriction. Excludes 8,814 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2018, at which time the performance period ends with regard to 3,328 performance stock units, December 31, 2019, at which time the performance period ends with regard to 3,385 performance stock units, and December 31, 2020, at which time the performance period ends with regard to the remaining 2,101 performance stock units.

(17)	See table on page 15 and “Executive Officers of the Company”.

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office
William C. Carstanjen(1) 50

Chief Executive Officer since August 2014; President and Chief Operating Officer from March 2011 to August 2014; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006

William E. Mudd(2) 46

President and Chief Operating Officer since October 2015; President and Chief Financial Officer from August 2014 to October 2015; Executive Vice President and Chief Financial Officer from October 2007 to August 2014

Marcia A. Dall(3) 54	Executive Vice President and Chief Financial Officer since October 2015

(1)

Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company (“GE”). From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions and other corporate transactions.

(2)

Prior to joining the Company, Mr. Mudd was employed at General Electric Company. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development.

(3)

Prior to joining the Company, Ms. Dall was employed at Erie Indemnity Company, a company providing sales, underwriting and administrative services to Erie Insurance Exchange, where from March 2009 through October 2015, she served as Executive Vice President and Chief Financial Officer. From 2008 until March 2009, she served as Chief Financial Officer of the Healthcare division at CIGNA Corporation. Prior to CIGNA, Ms. Dall was a corporate officer and the Chief Financial Officer for the International and U.S. Mortgage Insurance Segments of Genworth Financial, a former subsidiary of GE. Ms. Dall began her career in 1985 in the Financial Management Program at GE and held various leadership roles both in finance and operations over her twenty-plus year tenure with GE. Ms. Dall is a Certified Public Accountant.

Election of Directors

(Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect the two (2) persons identified below to serve in Class I of the Board of Directors and to hold office for a term of three (3) years expiring at the 2021 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three (3) year term. Currently the Board of Directors is comprised of ten (10) directors, with three (3) directors in Class I, four (4) directors in Class II and three (3) directors in Class III. The Board of Directors has established the size of the Board to be composed of eight (8) members, effective at the Annual Meeting.

Three (3) directors, each of whom are in Class I, will not be standing for reelection: G. Watts Humphrey, Jr., Robert L. Evans, and Craig J. Duchossois. In order to establish approximately equal classes of directors, William C. Carstanjen has agreed to move from a Class II director to a nominee for shareholder approval as a Class I director at the Annual Meeting. In addition, upon the recommendation of the Nominating and Governance Committee, the Board has nominated Ms. Karole F. Lloyd for election as a director nominee in Class I at the Annual Meeting. Ms. Lloyd was originally recommended to the Nominating and Governance Committee by an executive officer of the Company.

The Company has a mandatory retirement age policy in the Corporate Governance Guidelines with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. The Board believes that it is important to monitor overall Board performance and suitability, and pursuant to the policy, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. No director nominees in Class I will have met the mandatory retirement age at the Annual Meeting.

The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of the two (2) persons named in the following table for election as directors in Class I. As noted above, Mr. Carstanjen currently serves as a member of Class II and has agreed to stand for election and serve as a Class I director if re-elected, and Mr. Humphrey, Mr. Evans, and Mr. Craig Duchossois are not standing for re-election as directors at the Annual Meeting.

Directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected. The biographical information for our directors and director nominees below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS IN CLASS I NAMED BELOW.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY “FOR” THE ELECTION OF THE CLASS I DIRECTORS NAMED BELOW.

Election of Directors

The following table sets forth information relating to the Class I director nominees of the Company who are proposed to the shareholders for election to serve as directors for terms of three (3) years, expiring at the 2021 Annual Meeting of Shareholders, and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

Name, Age and Positions with Company	Principal Occupation and Certain Directorships(1)

Class I—Nominated for Terms Expiring in 2021

William C. Carstanjen 50 Director since 2015

Mr. Carstanjen was named the Company’s twelfth Chief Executive Officer in August 2014 and appointed to the Board of Directors in July 2015. Carstanjen served as CDI’s President and Chief Operating Officer (2011-2014), CDI’s Chief Operating Officer (2009-2011) and as Executive Vice President, General Counsel and Chief Development Officer for the Company (2005-2008). Mr. Carstanjen joined CDI in July 2005 after serving as an executive with General Electric Company. Mr. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions, corporate finance and corporate governance. Mr. Carstanjen brings a wealth of experience and knowledge to his leadership role at CDI. Throughout his tenure, Mr. Carstanjen has led CDI’s diversification strategy into online wagering and regional casino gaming, as well as led the growth of the Kentucky Oaks and Kentucky Derby events.

Karole F. Lloyd 59 Nominated Director

Ms. Lloyd is the retired Vice Chair and Southeast Regional Managing Partner for Ernst & Young LLP (“EY”), an accounting firm. From 2009 through 2016, she served as a member of the US Executive Board, Americas Operating Executive and the Global Practice Group for EY. Under her leadership, the Southeast Region doubled its annual revenue to exceed $1.3 billion. In her 35 plus year career at EY, Ms. Lloyd served many of EY’s highest profile clients through mergers, IPOs, acquisitions, divestitures, and across numerous industries including banking, insurance, consumer products, transportation, manufacturing, and retail. She served as the senior advisory partner for The Coca-Cola Company, Intercontinental Exchange, Delta Airlines, Inc., WestRock, and Johnson & Johnson. Ms. Lloyd formerly served as the coordinating partner for Toronto Dominion Financial Group in Canada and Regions Financial Corporation located in the southeast. Ms. Lloyd was appointed to the Board of Directors of AFLAC Inc. in January 2017 and serves on the Audit and Risk Committee and the Investment and Finance Committees. Ms. Lloyd is active in the Atlanta community, serving on the Board of Trustees and Executive Committee of the Metro Atlanta Chamber of Commerce; The United Way of Greater Atlanta and The Rotary Club of Atlanta. Additionally, she was previously the Chair of the Atlanta Symphony Orchestra Board of Directors. Ms. Lloyd is active in supporting many colleges and universities throughout the southeast, including serving on the President’s Advisory Council and the Board of Visitors at the University of Alabama.

(1)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following tables set forth information relating to the Class II and Class III directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class II—Terms Expiring in 2019

Ulysses L. Bridgeman, Jr. 64 Director since 2012

Mr. Bridgeman is the owner and chief executive officer of Heartland Coca-Cola Bottling Company, LLC (“Heartland”), which owns and operates a Coca-Cola production/manufacturing facility in Lenexa, Kansas and seventeen Coca-Cola distribution facilities across various Midwestern states, including Kansas, Missouri, and Illinois. Prior to his February 2017 acquisition of Heartland, Mr. Bridgeman was the owner and chief executive officer of various companies operating over 450 restaurants in 20 states, including 263 Wendy’s restaurants and 123 Chili’s restaurants. From 1975 to 1983, and from 1986 to 1987, Mr. Bridgeman played professional basketball with the Milwaukee Bucks, and from 1983 to 1986, he played for the Los Angeles Clippers. Mr. Bridgeman currently serves on the Board of Directors of Meijer, Inc., the Naismith Basketball Hall of Fame, the James Graham Brown Foundation, Simmons College and the West End School. He served as past chairman of the Board of Trustees of the University of Louisville.

Richard L. Duchossois 96 Director since 2000

Mr. Duchossois is the founder and former Chairman of The Duchossois Group, Inc. (a family-owned company with diversified business interests in companies with leading brands in the residential and commercial access control markets). Mr. Duchossois also serves as the Chairman of Arlington Park Racecourse, LLC, a subsidiary of the Company. While Mr. Duchossois was originally nominated to serve as a director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc., the Company has been and will continue to be well served by Mr. Duchossois’ entrepreneurial experience and abilities, his proven leadership capabilities in successfully developing and managing a diverse group of companies that have over 5,000 employees worldwide, as well as his horse racing industry experience in which he led the resurrection of Arlington Park Racecourse as a world renowned racetrack. Mr. Duchossois is currently a Director of The Duchossois Group, Inc.

R. Alex Rankin 62 Director since 2008

Mr. Rankin is the Chairman of the Board of Sterling G. Thompson Company, LLC (a private insurance agency and broker), the President of Upson Downs Farm, Inc. (a thoroughbred breeding and racing operation), and the Chairman of the James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 2,680 grants totaling over $450 million). He is also a Director of Glenview Trust Company and a member of The Jockey Club. Among other exceptional personal and professional attributes, Mr. Rankin’s expertise in the areas of finance and risk management, as well as his experience in the business of thoroughbred horseracing, qualify Mr. Rankin as a member of the Board of Directors and the Audit Committee.

(1)	Except as noted with respect to Mr. Bridgeman, there has been no change in principal occupation or employment during the past five years.

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships or positions considered significant by them.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class III—Terms Expiring in 2020

Robert L. Fealy 66 Director since 2000

Mr. Fealy currently serves as Managing Director of Limerick Investments, LLC, an investment firm. He retired effective June 30, 2014 as President, Chief Operating Officer and Director of The Duchossois Group, Inc. (a family owned company which held diversified business interests in companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Fealy was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc., the Company has been and will continue to be well served by Mr. Fealy’s experience as a certified public accountant and senior executive with oversight of a diverse group of companies that had over 5,000 employees worldwide with operations located in over 30 countries as well as proven capabilities in strategic business planning in a variety of industries. Mr. Fealy currently holds the following leadership positions with other entities: Lead Director, Pella Corporation; Board Director, Panduit, Inc.; Past Chairman and Founding Board Member, Illinois Venture Capital Association; Director, Illinois Venture Capital Association PAC; Entrepreneurial Partner and Advisor, Chicago Ventures; Vice-Chairman and Past Chairman of the Board of Trustees, University of Cincinnati Foundation; Member, University of Cincinnati Business Advisory Council; Board Chairman, Chicago Children’s Choir; Trustee and Co-Chair of the Capital Campaign of The Morton Arboretum; Partner, Social Venture Partners; Co-Founder and President, Aluminate, Inc.

Douglas C. Grissom 50 Director since 2017

Mr. Grissom serves as the Managing Director and Head of Madison Dearborn Partners’ (“MDP”) Business & Government Software and Services team. Prior to joining MDP, a Chicago-based private equity firm focused on buyout and growth equity investments, he was with Bain Capital in private equity, McKinsey & Company and Goldman Sachs. Mr. Grissom currently serves on the Boards of Directors of BlueCat Networks, CoVant Technologies II, Fleet Complete and LGS Innovations. In addition, he was formerly on the Boards of Directors of @stake, Aderant, Asurion, Cbeyond, Fieldglass, Great Lakes Dredge and Dock Corporation, Intelsat, and Neoworld. Outside of MDP, he is a Board Member at Amherst College, the Lincoln Park Zoo, METROsquash, the Museum of Science and Industry, and the University of Chicago Laboratory Schools.

Daniel P. Harrington 62 Director since 1998

Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc. (a private holding company with diversified business interests that include manufacturing, distribution, technology and banking). Among other exceptional personal and professional attributes, Mr. Harrington has extensive financial, accounting and chief executive experience within a variety of industries that qualifies Mr. Harrington as a member of the Board of Directors. In addition, Mr. Harrington qualifies as an Audit Committee Financial Expert, which makes him well suited for his current role as the Chairman of the Company’s Audit Committee. Mr. Harrington also serves as a Trustee of The Veale Foundation. In addition, Mr. Harrington has served as a Director of First Guaranty Bank, First State Financial Corporation, and Portec Rail Products, Inc. (serving on its Audit and Compensation Committees).

(1)	There has been no change in principal occupation or employment during the past five years except with respect to Mr. Fealy.

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Emeritus Directors

Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Company’s Amended and Restated Bylaws provide that a person may not be qualified for election as a director due to age, pursuant to any mandatory retirement age requirement adopted by the Company. The Company’s Corporate Governance Guidelines provide that the Board will establish and maintain a policy with regard to a mandatory retirement age for non-employee directors. The current policy provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability and, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. Each director shall become a Director Emeritus upon the expiration of his or her current term following the date on which he or she is no longer qualified for election due to age, provided the effective date of such mandatory retirement has not been waived. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, J. David Grissom, James F. McDonald, Thomas H. Meeker, Carl F. Pollard, and Darrell R. Wells.

Director Compensation for Fiscal Year Ended December 31, 2017

Each non-employee director of the Board of Directors of the Company receives the compensation set forth below (all fees shown are annual fees, except for meeting fees), which did not change from the compensation levels set for 2016:

	Retainer Fee	Meeting Fees**	Stock Awards		Chairman Fee	Non-Chairman Fee
Board of Directors	$60,000	$2,000	$125,000	*
Compensation Committee		$2,000			$25,000	$12,500
Nominating and Governance Committee		$2,000			$20,000	$10,000
Audit Committee		$2,000			$35,000	$15,000

*	Each non-employee director receives a grant of restricted share units (“RSUs”), with an aggregate grant date fair value of $125,000.

**	Directors who do not reside in Louisville may request reimbursement for their travel expenses to and from Board and committee meetings.

In 2017, we provided the following compensation to our non-employee directors. Mr. Carstanjen, our CEO, is not separately compensated for his service on our Board. Please see the 2017 Summary Compensation Table for a summary of the compensation paid to our CEO with respect to 2017.

Name	Fees earned or paid in cash ($)		Stock Awards ($)(2)	Total ($)
Ulysses L. Bridgeman, Jr.	97,250	(1)	125,000	222,250
Craig J. Duchossois	86,500	(1)	125,000	211,500
Richard L. Duchossois	88,000	(1)	125,000	213,000
Robert L. Evans	70,000		125,000	195,000
Robert L. Fealy	98,000	(1)	125,000	223,000
Aditi J. Gokhale	20,750	(3)	-0-	20,750
Douglas C. Grissom	29,923	(1)	-0-	29,923
Daniel P. Harrington	131,500	(1)	125,000	256,500
G. Watts Humphrey, Jr.	112,000		125,000	237,000
R. Alex Rankin	142,000		125,000	267,000

(1)

The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board. Upon the end of Board service, the shares are issued or transferred to the director. In 2017, Mr. Craig J. Duchossois, Mr. Fealy, Mr. Grissom, and Mr. Harrington deferred all of their directors’ fees into a deferred share account under the plan. Ms. Gokhale deferred all of her 2017 directors’ fees into a mutual fund account. Mr. Bridgeman deferred 50% of his 2017 directors’ fees into a deferred share account under the plan. As of December 31, 2017, Mr. Bridgeman had 1,408 deferred shares, Mr. Craig Duchossois had 11,350 deferred shares, Mr. Richard Duchossois had 2,596 deferred shares, Mr. Fealy had 10,721 deferred shares, Mr. Grissom had 134 deferred shares, and Mr. Harrington had 9,932 deferred shares under the plan.

(2)

On April 25, 2017, each non-employee director (with the exception of Ms. Gokhale, who did not stand for re-election as a member of the Board of Directors on April 25, 2017, and Mr. Grissom who was appointed to the Board on July 25, 2017) received a grant of RSUs, valued in the amount of $125,000, calculated based upon the closing price of a share of Common Stock on the date of grant. The RSUs vest one year from the date of grant, subject to the director’s continued service through the vesting date. At the time a director ceases being a director of the Company, the Company will issue one share of Common Stock for each vested RSU held by such director. As of December 31, 2017, Mr. Bridgeman had 3,621 RSUs, Mr. Craig Duchossois had 5,414 RSUs, Mr. Richard Duchossois had 5,414 RSUs, Mr. Evans had 1,613 RSUs, Mr. Fealy had 5,414 RSUs, Mr. Harrington had 5,414 RSUs, Mr. Humphrey had 5,414 RSUs, and Mr. Rankin had 5,414 RSUs.

(3)	Ms. Gokhale did not stand for re-election as a member of the Board of Directors on April 25, 2017.

Share Ownership Guidelines

As memorialized in the Corporate Governance Guidelines, the Board expects all directors to display confidence in the Company by ownership and retention of a meaningful amount of the Company’s stock. As a result, each director is expected to own shares of the Company’s stock with a fair market value equal to five (5) times the director’s annual retainer. Each director appointed or elected to the Board has five (5) years from the date of appointment or election to the Board to meet this requirement. Compliance is measured at the five (5) year anniversary date of the director’s appointment or election. Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. Mr. Carstanjen is excluded from the chart below, as he is subject to maintaining holdings of Company stock equal to at least six (6) times his base annual salary, pursuant to the Key Executive Stock Ownership and Retention Guidelines, as further described in the “Executive Stock Ownership Guidelines” section below. Furthermore, deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and RSUs granted as director compensation are included for purposes of measuring compliance with the Company’s share ownership guidelines.

Director	Ownership Guidelines(1)	Shares Owned(2)	Value of Shares(3)	Met Guidelines
Ulysses L. Bridgeman, Jr.	5x	5,029	$1,170,248	✓
Craig J. Duchossois	5x	1,037,784	$241,492,336	✓
Richard L. Duchossois	5x	1,181,878	$275,023,010	✓
Robert L. Evans	5x	90,878	$21,147,326	✓
Robert L. Fealy	5x	16,135	$3,754,614	✓
Douglas C. Grissom	5x	134	$31,181	*
Daniel P. Harrington	5x	248,646	$57,859,924	✓
G. Watts Humphrey, Jr.	5x	56,414	$13,127,537	✓
R. Alex Rankin	5x	11,214	$2,609,497	✓

✓	=	Met guidelines.

*	=	Has not yet met guidelines, but has five years from the date of appointment to the Board to meet the guidelines.

(1)	Guidelines adopted per the Company’s Board of Directors.

(2)	Calculated as of December 31, 2017 and represents shares of Common Stock owned outright, amounts deferred per the Company’s 2005 Deferred Compensation Plan, and RSUs issued for board service.

(3)	Fair market value based on CHDN closing stock price of $232.70 as of December 29, 2017.

Corporate Governance

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the SEC and NASDAQ.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct for Employees and Code of Ethics for Principal Financial Officers (along with any amendments or waivers related to the Code of Conduct or Code of Ethics) are available on our corporate website, http://www.churchilldownsincorporated.com, under the “Investors” heading.

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors or to any individual director c/o Churchill Downs Incorporated, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

G. Watts Humphrey, Jr. is retiring as a director and Chairman of the Board of Directors, and current Vice-Chairman, R. Alex Rankin, will be appointed Chairman of the Board of Directors, each effective immediately prior to the Annual Meeting on April 24, 2018. The Board continues to deem it advisable to maintain certain aspects of its governance structure to assure effective independent oversight. These governance practices included maintaining executive sessions of the independent directors after each Board meeting, annual performance evaluations of the Chief Executive Officer by the independent directors, and separate roles for the Chief Executive Officer and Chairman of the Board of Directors.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors as a whole performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions, the majority of the Board of Directors’ risk oversight functions are carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes.

Board Meetings and Committees

Five (5) meetings of the Board of Directors were held during the last fiscal year. During the fiscal year, all directors attended at least 75% of their Board and committee meetings for the period for which they served. The Company encourages its directors to attend the Annual Meeting each year. Each of the directors then serving on the Board, with the exception of Craig J. Duchossois, attended the Company’s Annual Meeting on April 25, 2017.

The Board has determined that all of the directors of the Company who served during any part of the last completed fiscal year are “independent directors,” as defined under NASDAQ Rule 5605(a)(2), except Robert L. Evans and William C. Carstanjen.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation, and the Nominating and Governance Committees.

No Director Emeritus serves on any Board committee. The current composition of the committees is illustrated in the table below, along with the number of meetings held in 2017.

Director Name	Board of Directors	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Ulysses L. Bridgeman	✓		✓		✓
William C. Carstanjen	✓
Craig J. Duchossois	✓			✓
Richard L. Duchossois	✓				✓
Robert L. Evans	✓
Robert L. Fealy	✓	✓		✓	Chairman
Douglas C. Grissom	✓			✓	✓
Daniel P. Harrington	✓		Chairman	✓
G. Watts Humphrey, Jr.(c)	Chairman	Chairman	«	«	«
R. Alex Rankin	✓	✓	✓	Chairman	✓
Number of meetings in 2017	5	0	4	3	3

✓	=	Member

©	=	Chairman of the Board

«	=	Ex-officio Member

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The members of the Executive Committee are G. Watts Humphrey, Jr., who serves as Chairman, Robert L. Fealy, and R. Alex Rankin. Mr. Rankin will replace Mr. Humphrey as Chairman following Mr. Humphrey’s retirement, and Daniel P. Harrington will become a member of the Executive Committee, all to be effective at the Annual Meeting. The Executive Committee does not meet on a regular basis, but instead meets as and when needed.

The Executive Committee did not meet during the last fiscal year.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. Under its charter, the Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to risk and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures.

The Audit Committee’s responsibilities are as follows:

•	To monitor the performance of the Company’s internal audit function;

•

To appoint, compensate, retain and oversee the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting;

•	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and compliance policies;

•

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps;

•

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose; and

•	To conduct an annual performance evaluation of the Committee.

We have a formal enterprise risk management program that falls under the leadership of our executive team. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our Board of Directors is regularly advised of potential organizational risks and supporting mitigating policies.

The members of the Audit Committee are Daniel P. Harrington, who serves as Chairman, Ulysses L. Bridgeman, Jr., and R. Alex Rankin. The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the SEC.

Four (4) meetings of the Audit Committee were held during the last fiscal year. The Audit Committee reviews the adequacy of its charter on an annual basis.

The Board of Directors has determined that Daniel P. Harrington is an “audit committee financial expert” as defined by regulations promulgated by the SEC.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ and Rule 10C-1 of the SEC. The Board established the Compensation Committee to assist it in discharging the Board’s responsibilities relating to compensation of the Company’s chief executive officer (“CEO”), each of the Company’s other executive officers, and the Company’s non-employee directors. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate. Furthermore, the Committee has a special Subcommittee comprised of two non-employee directors for the purposes of approving any stock grants or other stock related transactions to officers or directors of the Company, as required under SEC Rule 16b-3. This Subcommittee is comprised only of “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and historically was responsible for approving all performance standards for officers for any pay program that had been intended to qualify as “performance based compensation” under this section of the Code. Historically, there was an exception from Section 162(m)’s limit on deductibility for new awards that qualify as “performance-based compensation” meeting the requirements under Section 162(m). With the enactment of tax reform in late 2017, the “performance-based compensation” exception has been eliminated except with respect to certain grandfathered arrangements. The members of this special Subcommittee are Daniel P. Harrington and R. Alex Rankin.

During 2017, the Compensation Committee was composed of three (3) independent directors: R. Alex Rankin, who serves as Chairman, Craig J. Duchossois, and Daniel P. Harrington. Douglas C. Grissom and Robert L. Fealy joined the Compensation Committee upon approval by the Board of Directors at its February 27, 2018 meeting.

Three (3) meetings of the Compensation Committee were held during the last fiscal year. Members of management attended the meetings. The agendas for the meetings were determined by the Chairman of the Compensation Committee with management’s input prior to the meetings.

The Compensation Committee’s responsibilities are as follows:

•	Oversee the development and implementation of the Company’s compensation policies and programs for executive officers, including the CEO.

•	Establish the annual goals and objectives relevant to the compensation of the CEO and the executive officers and to present such to the Board annually.

•

Evaluate the performance of the CEO and other executive officers in light of the agreed-upon goals and objectives and to determine and approve the compensation level of the CEO, including the balance of the components of total compensation, based on such evaluation and to present its report to the Board annually.

•

To develop guidelines for the compensation and performance of the Company’s executive officers and to determine and approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

•	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

•

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

•	To establish and periodically review Company policies relating to senior management perquisites and other non-cash benefits.

•	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and Company objectives.

•

To review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s compensation policies and programs as a result of such results.

•

To consider, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation arrangements encourage excessive or inappropriate risk-taking.

•	To review, assess and recommend to the Board any changes to the Company’s compensation “clawback” policy required by law or otherwise adopted by the Company.

•	To oversee regulatory compliance with respect to matters relating to executive officer compensation.

•	To approve plans for managerial development and succession within the Company and to present such plans to the Board annually.

•	To review, assess and recommend to the Board appropriate compensation for outside directors.

•	To produce the report on executive compensation to be included in the Company’s proxy statement for the annual meeting of shareholders.

•

To review and discuss with management the compensation discussion and analysis, and based on such discussion, make a recommendation to the Board as to whether or not the compensation discussion and analysis should be included in the proxy statement.

•	To review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

•	To conduct an annual performance evaluation of the committee.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers of the Company or were former officers of the Company. None of the members who served on the Committee at any time during fiscal 2017 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, other than the transactions involving the Stock Repurchase Agreement and the Amended and Restated Stockholder’s Agreement (each as defined and discussed below under the caption “Certain Relationships and Related Transactions”) with respect to Mr. Craig J. Duchossois. Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a director or member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Board of Directors or the Compensation Committee.

Compensation Risk Assessment

The Compensation Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2017, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. Each policy and plan was evaluated based on certain elements of risk, including, but not limited to, (i) the mix of fixed and variable pay, (ii) types of performance metrics, (iii) performance goals and payout curves, (iv) payment timing and adjustments, (v) equity incentives, and (vi) stock ownership requirements and trading policies. Based on this evaluation, an assessment of each plan was created, along with an overall assessment of compensation risk to the Company. After evaluation and discussion, the Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with business ethics and other governance issues.

Pursuant to the Company’s Corporate Governance Guidelines and its Policy on Board Composition, the Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board to identify skill sets and qualifications which are represented in order to determine which ones are needed. In addition, the Nominating and Governance Committee reviews the Company’s strategic plan to determine its needs with regard to Board composition. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines and its Policy on Board Composition specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.) diversity in race and gender, number of boards on which the individual serves, and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee periodically reviews the Company’s Corporate Governance Guidelines and its Policy on Board Composition and recommends changes to the Board. It also evaluates the performance of the Board as a whole and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally, it evaluates Board of Director practices at the Company and other well-managed companies on an annual basis and recommends appropriate changes to the Board and/or its practices.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

The members of the Nominating and Governance Committee, each of whom is independent as defined by the NASDAQ listing standards, are Robert L. Fealy, who serves as Chairman, Ulysses L. Bridgeman Jr., Richard L. Duchossois, and R. Alex Rankin. Douglas C. Grissom joined the Nominating and Governance Committee upon approval by the Board of Directors at its February 27, 2018 meeting.

Three (3) meetings of the Nominating and Governance Committee were held during the last fiscal year.

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public Accounting Firm for 2018

(Proposal No. 2)

On February 27, 2018, the Board of Directors, on recommendation from the Audit Committee, selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Independent Public Accountants

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2016, were $2,263,500 and (ii) for the year ended December 31, 2017, were $2,313,600. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous SEC and financial reporting matters.

Audit-Related Fees

During each of 2016 and 2017, the Company incurred $3,500 and $68,600, respectively, in fees for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2016, were $48,082, and (ii) in 2017, were $144,039. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Inform, PwC’s accounting research software, and PwC’s disclosure checklist software, which amounted to $3,600 in 2016 and $4,500 in 2017. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating and pre-approving of services provided by the independent auditors on a case-by-case basis. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2017.

Advisory Vote to Approve Executive Compensation

(Proposal No. 3)

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company’s shareholders are entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. In accordance with the preference expressed by shareholders in the 2017 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s NEOs. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s NEOs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s NEOs by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis

Executive Summary

Churchill Downs Incorporated is an industry-leading provider of horseracing, casino gaming, and online account wagering on horseracing. As such, our long-term success depends on our ability to attract, engage, motivate and retain highly talented executives and key employees to achieve our strategic plans and deliver financial returns to shareholders over both the short-term and long-term. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of the Company’s long-term performance and business strategies. Other objectives include aligning the executives’ interests with those of shareholders and encouraging high-performing executives to remain with the Company over the course of their careers. We believe that the amount of compensation for each Named Executive Officer (NEO) reflects each individual’s extensive management experience, high performance and exceptional service to Churchill Downs Incorporated and our shareholders. We also believe that the Company’s compensation strategies have been effective in attracting executive talent and promoting performance and retention.

This Compensation Discussion and Analysis describes the Company’s executive compensation policies and programs and how they apply to our NEOs (the senior executives included in the 2017 Summary Compensation Table on page 38). It also describes the actions and decisions of the Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) and the Committee’s special Subcommittee (the “Subcommittee”), both of which oversee the executive compensation program and determine the compensation of the NEOs. A detailed discussion of the Committee’s structure (including the Subcommittee), roles and responsibilities, and related matters can be found under “Compensation Committee” on pages 19-21.

Our long-term incentive goals are based on operational results that the Committee believes drive Company and shareholder success over multi-year performance periods. Certain metrics the Company uses to determine this success are as follows (see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 10-K for Fiscal Year 2017 for reconciliation of these metrics to the most directly comparable GAAP measures, and the discussion of Long-Term Incentives beginning on page 31):

•

Adjusted EBITDA—Adjusted EBITDA used for compensation purposes in fiscal year 2017 was $370.3 million, a 3.4% increase compared to fiscal year 2016 Adjusted EBITDA for compensation purposes of $358.2 million;

•	Cash Flow Metric—Cash Flow Metric for compensation purposes in fiscal year 2017 was $184.9 million, a 16.8% decrease compared to fiscal year 2016 Cash Flow Metric of $222.2 million; and

•	Total Shareholder Return—Total Shareholder Return from December 31, 2016 to December 31, 2017 was 55.7%.

As illustrated in the following chart, the Company’s stock price has increased to $232.70 per share as of December 29, 2017 from $89.65 per share as of December 31, 2013.

Big Fish Games

On November 29, 2017, the Company entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) to sell its mobile gaming subsidiary, Big Fish Games, Inc. and its specified subsidiaries (“Big Fish”), to Aristocrat Technologies, Inc. (the “Transaction”). On January 9, 2018, the Company completed the Transaction for an aggregate purchase price of $990.0 million, subject to adjustments set forth in the Purchase Agreement. In connection with the Transaction, the Company and Mr. Paul Thelen (an NEO of the Company and then-current President of Big Fish), entered into a separation agreement and release effective as of the closing date of the Transaction. Although Mr. Thelen is no longer an employee of the Company, Mr. Thelen is included in the 2017 compensation disclosures as an NEO for fiscal year 2017.

Executive Compensation Philosophy and Core Principles

What We Do	What We Don’t Do
✓ Executive Stock Ownership Guidelines	× Employment Agreements
✓ Clawback Policy on Cash Bonus and Equity Incentives	× Re-pricing of SARs or Stock Options
✓ Performance-based Awards Vesting over Multi-year Periods	× Excise Tax Gross-ups upon Change in Control
✓ Capped Bonus Payments under Annual Incentive Plan	× Excessive Perquisites
✓ Payouts Tied to Individual and Company Performance
✓ Use of an Independent Compensation Consultant

The fundamental philosophy of the Compensation Committee is to provide an executive compensation program that links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. In order to continue to support the Company’s high-performance culture, the Company’s key principles underlying the executive compensation program are to:

•	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

•

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

•	Motivate and reward executives for achieving exceptional performance supportive of creating value for shareholders over the long-term.

The Compensation Committee will continue to adjust its pay practices to support these principles over time.

2017 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee monitors closely the results of the annual advisory “say-on-pay” vote, and considers such results as one of the many factors considered in connection with the discharge of its responsibilities. In 2017, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation program, as disclosed in the Company’s 2017 proxy statement. At the 2017 Annual Meeting, approximately 98% of our shareholders voting on the proposal expressed support for the compensation of our NEOs as disclosed in the 2017 proxy statement. The Compensation Committee considered the results of the 2017 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the advice of the Committee’s independent compensation consultant and the substantial changes made to the program in 2015, and therefore did not make any changes to the executive compensation program in response to the 2017 “say-on-pay” vote.

Role of Management and Independent Advisors

The Compensation Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs as well as being responsible for recording the minutes of the meeting, and the Company’s General Counsel. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the Board.

The Committee and the Subcommittee may also meet in executive session without any members of management, for the purpose of discussing and approving compensation for the CEO, as well as other topics. The CEO reviews the performance of, and makes recommendations to, the Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, and long-term incentive awards, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a written self-assessment report. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of the CEO’s self-assessment report. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Committee. Since March 2015, the Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The scope of the engagement of FW Cook includes:

•	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

•	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

•

Attending all Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices, including a perspective with regard to the competitive market;

•	Assisting with the review of pay and performance and the evaluation of payouts under the Company’s annual and long-term incentive programs;

•	Assisting in the review and evaluation of non-employee director compensation;

•	Providing the Committee and management with data on market practices for executive pay;

•	On behalf of the Committee, assisting management with disclosures, including this Compensation Discussion and Analysis;

•	Providing updates to the Committee with regard to regulatory developments;

•	Assisting the Committee in evaluating future equity grants and cash compensation for the NEOs, including the CEO; and

•	In 2017, advising the Committee on compensation actions relating to the sale of Big Fish.

FW Cook did not provide any services to the Company other than advising the Committee as provided above. All of the decisions with respect to the Company’s executive compensation programs are made by the

Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or its outside advisor. The Compensation Committee assessed FW Cook’s independence in light of the SEC requirements and NASDAQ listing standards and determined that FW Cook’s work did not raise any conflict of interest or independence concerns.

Factors Used to Evaluate Pay Decisions

The Company does not currently manage compensation for individual executives to a specific total compensation value or based on a strategy of positioning pay to a specific “percentile” of market practices. Rather, the Company seeks to obtain and retain the services of executives who bring the skills, experience, and motivation deemed necessary to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review and approval) and the Committee in the case of the CEO. These factors include:

•	The scope and responsibility of the NEO’s position and the perceived level of contribution;

•	Internal comparisons among the executive’s peers at the Company;

•	The recruitment and development of talent in a competitive market;

•	Target annual incentive opportunities based on Company’s annual goals with regards to NEO’s position, as approved by the Committee; and

•	Long-term incentive opportunities driven by the perceived level of contribution expected of the executive toward achieving the Company’s growth objectives.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives and retention.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and the CEO to evaluate the reasonableness of executive pay. As there are few direct peers to the Company, the Committee does not rely directly on peer practices to establish pay levels or programs for its executives. Rather, the Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

Nevertheless, the Committee believes that it is important for the Company to stay competitive on compensation and the Committee, with the assistance of the Committee’s independent advisor, conducts periodic reviews of compensation relative to similarly situated businesses, which can lead to adjustments in compensation and program offerings. The compensation peer group was selected to represent a reasonable match to the Company in terms of size and business characteristics. The group consists of public, similarly sized gaming companies (including traditional gaming, casinos, and internet/software gaming to reflect the Company’s diverse operations), where the median revenue and market capitalization approximate the Company’s revenue and market capitalization. The Company periodically reviews the peer group and makes adjustments, as deemed necessary, for continued appropriateness as a market reference for informing executive compensation levels. For fiscal year 2017, the peer group was: Activision Blizzard, Inc. (ATVI); Blucora Inc. (BCOR); Boyd Gaming Corporation (BYD); Choice Hotels International Inc. (CHH); Electronic Arts Inc. (EA); Glu Mobile Inc. (GLUU); ILG Inc. (ILG); Isle of Capri Casinos, Inc. (ISLE); MGM Resorts International (MGM); Penn National Gaming, Inc. (PENN); Pinnacle Entertainment Inc. (PNK); RealNetworks Inc. (RNWK); Scientific Games Corp (SGMS); Take-Two Interactive Software, Inc. (TTWO); Tropicana Entertainment Inc. (TPCA); Wynn Resorts, Limited (WYNN); and Zynga Inc. (ZNGA). Following the sale of Big Fish, the peer group was adjusted to better reflect the Company’s current mix of traditional gaming and horseracing companies. The current peer group beginning in 2018 is: Aristocrat Leisure Limited (ALL); Boyd Gaming Corporation (BYD); Caesars

Entertainment Corp. (CZR); Eldorado Resorts Inc. (ERI); Gaming and Leisure Properties Inc. (GLPI); Madison Square Garden Company (MSG); MGM Resorts International (MGM); Penn National Gaming, Inc. (PENN); Pinnacle Entertainment Inc. (PNK); Red Rock Resorts Inc. (RRR); Scientific Games Corp (SGMS); Tropicana Entertainment Inc. (TPCA); and Wynn Resorts, Limited (WYNN).

It is the opinion of the Committee that the pay decisions made by the Committee are reasonable relative to pay provided to executives at other similar public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s independent advisor.

Components of Compensation

During 2017, the Company used multiple components to provide an overall compensation and benefits package designed to attract and retain the needed level of executive talent for the Company.

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, and comparisons with the executive’s peers at the Company. Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are intended to be commensurate with their new role or responsibilities and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter.

In 2017, the following adjustments were made to the base salaries for the Company’s NEOs:

Name	Position	2016 Base Salary ($)(1)	Percentage Change	Salary Change ($)	2017 Base Salary ($)(2)
William C. Carstanjen	Chief Executive Officer	1,000,000	3.0%	30,000	1,030,000
William E. Mudd	President & COO	616,500	5.4%	33,500	650,000
Marcia A. Dall	EVP & CFO	525,000	4.8%	25,000	550,000
Paul J. Thelen	President, Big Fish Games	515,000	-17.6%	-90,640	424,360

(1)	Annual rate of base compensation shown as of December 31, 2016.

(2)	Annual rate of base compensation shown as of December 31, 2017. Actual salaries paid in 2017 are shown in the 2017 Summary Compensation Table on page 38.

Executive Annual Incentive Plan

Bonus awards or incentive compensation paid with respect to 2017 were determined by the Committee per the terms of the Executive Annual Incentive Plan (2013) (“EAIP”), a shareholder approved incentive plan. Pursuant to the EAIP, the Committee established performance goals for the Company and bonus opportunities for the 2017 performance year. In analyzing proposed awards against target and maximum payouts, the Committee used the goals as its roadmap to determine whether to issue awards above, at, or below each NEO’s target award. As it has done historically, the Committee sets performance goals for 2017, based upon a comprehensive assessment of the Company against its long-term strategic goals and its ability to achieve said goals with its current leadership team and key employees. Therefore, individual performance by the Company’s NEOs (as measured by various factors, including, but not limited to, continued growth and diversification of the Company’s asset portfolio through acquisitions, customer and employee satisfaction, and the completion of certain specified legislative and regulatory outcomes), and unit performance led by some of the Company’s key employees (as measured by, among other things, increases in sales and revenues) also played a significant role in setting and evaluating the Company’s performance goals, and determining the proper level of compensation deemed necessary to incent the NEOs and key employees to continue to drive growth.

2017 Performance Goals. For 2017, the Committee set the following goals (per segment) for the EAIP. These goals were used to assess the NEOs’ performance and determine EAIP payouts as disclosed in the 2017 Summary Compensation Table on page 38. The Committee, in setting the goals, considered the challenges to the Company; however, each goal was deemed achievable, but requiring a superior level of performance. The goals are expressed generally as follows, with no specific weighting attributed to any one goal:

Overall

•

Achieve revenue ($1.30 billion), adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) ($343 million), earnings per share ($5.89) and capital expenditure ($187 million) goals (which included Big Fish results) as approved by the Committee;

Racing

•	Increase the financial performance of big events (e.g., Kentucky Derby, Kentucky Oaks, Arlington Million, etc.);

•	Increase sponsorship opportunities and attract other events (e.g. Breeders’ Cup);

•	Complete projects on time and on budget, and manage overall budgets to reduce cost (without impacting the customer experience);

•	Continue to work on innovative approaches to improve customer experience and engagement;

Gaming

•	Successfully develop, construct and open new and in-process projects and properties;

•	Assess and pursue opportunities to acquire accretive gaming properties;

TwinSpires

•	Continue to invest in and grow our advanced deposit wagering businesses;

•	Assess and pursue opportunities to expand our online gaming profile;

•	Improve technology, overall performance and user experience;

Big Fish Games

•	Continue to develop, invest in, and grow new and existing titles;

•	Refine and implement competitive retention policies to retain quality employees;

•	Assess and pursue opportunities to acquire accretive mobile and online gaming assets;

•	Manage user acquisition spend and game enhancements to grow various gaming segments;

Other

•	Develop technology-driven cost out opportunities for all subsidiaries; and

•	Build pipeline and execute acquisitions, if feasible, consistent with current plan.

Incentive Opportunities. Under the EAIP, the NEOs have target award opportunities, which the Committee reserves the right to exercise negative discretion against if it so chooses. For NEOs, these target and maximum opportunities are determined by the Committee based on internal pay equity considerations, market data, impact on total short-term compensation and the expected level of contribution of each NEO to the Company’s performance goals and growth objectives.

The Compensation Committee approves the target and maximum incentive levels, after considering recommendations from the CEO for each NEO (except the CEO), at the beginning of each year. The Committee independently evaluates and approves the target and maximum incentive levels for the CEO at the beginning of each year. During 2017, the target and maximum awards assigned to the CEO and the other NEOs were as follows:

Name	Position	Target Incentive Award as a Percentage of Salary	Target Incentive Award in ($)	Maximum Target Incentive Award as a Percentage of Salary	Maximum Target Incentive Award in ($)
William C. Carstanjen	Chief Executive Officer	140%	1,442,000	280%	2,884,000
William E. Mudd	President & COO	100%	650,000	200%	1,300,000
Marcia A. Dall	EVP & CFO	75%	412,500	150%	825,000
Paul J. Thelen	President, Big Fish Games	80%	339,488	160%	678,976

2017 Performance Results. In determining the payouts, the Compensation Committee exercises its discretion to determine whether to payout at, above, or below the target opportunities based upon its review of the outcomes evaluated against Company and individual performance. The Compensation Committee established a minimum corporate Adjusted EBITDA performance threshold for 2017 of $185 million, which was required to be achieved before any incentives were eligible to be paid under the EAIP for 2017. The Compensation Committee certified that actual Adjusted EBITDA for compensation purposes for 2017 exceeded this threshold and that executives were eligible for payouts under the EAIP for 2017.

In evaluating 2017 performance, the Compensation Committee considered (i) revenue ($1.3 billion, an increase of 3%), net income ($140.5 million, an increase of 30%), diluted net income per share ($8.77, an increase of 37%), and Adjusted EBITDA for compensation purposes ($370.3 million, an increase of 3%), each as compared to 2016; (ii) record all sources handle for Kentucky Derby and Oaks week of $285.1 million, up 7% compared to 2016; (iii) strong organic growth from our Calder, Riverwalk and Oxford casino properties; (iv) capital expenditures of $117 million; and (v) the growth of TwinSpires.com handle to $1.3 billion, up 16.9% compared to 2016. The Compensation Committee determined that these achievements contributed to benefits being realized by the Company’s shareholders.

The amounts earned by the NEOs for 2017 under the EAIP are reflected in the 2017 Summary Compensation Table on page 38 in the column labeled “Non-Equity Incentive Plan Compensation.” As noted above, the Company exhibited strong overall financial performance in 2017. The NEOs were viewed by the Committee to be the primary parties responsible for the actual performance relative to the performance goals established with respect to 2017. The Compensation Committee, after considering the Company’s overall performance, awarded the NEOs EAIP awards as shown in the table on page 38. As such, the NEOs were awarded an EAIP award at the following percentage of their target incentive award: Mr. Carstanjen 156% ($2,250,000), Mr. Mudd 138% ($900,000), Ms. Dall 163% ($675,000), and Mr. Thelen 100% ($339,488). The awards for Mr. Carstanjen, Mr. Mudd, and Ms. Dall were made pursuant to the EAIP and as a reward for the NEOs respective roles in driving performance during the period ending December 31, 2017. The 2017 award to Mr. Thelen was paid at target and was provided as part of certain severance benefits detailed in the Potential Payments Upon Termination or Change of Control found on page 43.

Long-Term Incentives

The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired of management by the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements.

In 2015, the Compensation Committee approved the adoption of the Executive Long-Term Incentive Compensation Plan (the “ELTI Plan”), pursuant to which the NEOs may earn variable equity payouts based upon the Company achieving certain key performance metrics. The purpose of the ELTI Plan is to provide participants with a long-term incentive program that is market-competitive and provides long-term incentives on a regular, predictable, and annual basis. Eligible participants (as determined by the Committee) may be members of the Company’s senior executive team and/or such other executives and key contributors as the Committee may designate from time to time. As and to the extent determined by the Committee as part of the annual compensation planning process for participants, the CEO will participate in the ELTI Plan at a rate determined by the Committee. No individual will have an automatic right to participate in the ELTI Plan. The ELTI Plan was initially adopted pursuant to the 2007 Omnibus Stock Incentive Plan and is now administered under the 2016 Omnibus Stock Incentive Plan beginning in 2017. A summary of the 2017 terms and applicable award opportunities, granted by the Committee to the NEOs, is provided below.

During the beginning of 2017, the CEO recommended employees to the Committee for participation in the ELTI Plan for 2017 and their respective specific levels of proposed participation. Awards granted to eligible employees under the ELTI Plan may be in the form of RSUs, Performance Share Units (“PSUs”), or both. To pursue the key objective of linking executive compensation with Company performance, the Committee delivered at least 50% of the 2017 awards as PSUs (Mr. Thelen was awarded two-thirds (2/3) of his 2017 award as PSUs). On January 9, 2018, Mr. Thelen terminated his employment with the Company as part of the Company’s sale of Big Fish Games, Inc. (“Big Fish”). As part of the Separation Agreement and Release entered into between Mr. Thelen, Big Fish, and the Company, the Company terminated Mr. Thelen’s RSU agreements and PSU agreements and paid out 22,477 shares to Mr. Thelen as of the date of the separation agreement (less 8,839 shares withheld for taxes), calculated as 100% of his outstanding, unvested RSU awards (3,888 shares), 100% of his PSU awards at target for the performance period July 1, 2015 through December 31, 2017 (10,280 shares), and 50% of the remaining outstanding PSU awards (8,309 shares).

The Committee approved the 2017 NEO awards (for the 36-month performance period of January 1, 2017 through December 31, 2019) under the ELTI Plan on February 23, 2017. The 2017 awards are as follows:

Executive Officer	RSUs		PSUs		Total
	#	$[1]	#	$[2]	#	$
William C. Carstanjen	12,897	$2,000,325	12,895	$2,156,689	25,792	$4,157,013
William E. Mudd	5,481	$850,103	5,481	$916,697	10,962	$1,766,800
Marcia A. Dall	3,387	$525,324	3,385	$566,141	6,772	$1,091,465
Paul J. Thelen	3,354	$520,205	6,706	$1,121,579	10,060	$1,641,784

(1)

The market value of the time-vesting RSUs, in the above table, was calculated utilizing the closing price of CHDN as of February 17, 2017 ($155.10) multiplied by the total number of time-vesting RSUs granted.

(2)

The grant date fair value for the PSUs ($167.25/unit as of February 17, 2017) in the above table was calculated based on the probable achievement of the performance goals and a Monte-Carlo simulation model, which factors in the value of the relative TSR modifier (defined below) that is applied to the award before the share-based payment vests. The PSUs, in the above table, represent the target opportunity, and corresponding fair value, available to the grantees should the Company achieve the pre-determined performance metrics. Actual shares that vest pursuant to the PSUs may be more or less given the performance on the selected metrics discussed below.

With respect to the PSU awards in the table above, performance will be based on the following three Performance Measures during the 36-month period from January 1, 2017 through December 31, 2019 (the “Performance Period”):

1)

Adjusted Earnings before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) (50% weight). Adjusted EBITDA during the Performance Period relative to the goals set for such measurement period, will be derived from the Company’s consolidated financial statements with adjustments as described further below;

2)

Cash Flow Metric (“Cash Flow Metric”) (50% weight). Cumulative Cash Flow (i.e. the sum of the free cash flows from the annual periods ending December 31 of each of 2017, 2018, and 2019, respectively, where the Cash Flow Metric goals are set at the beginning of each of those three periods) will also be derived from the Company’s consolidated financial statements with adjustments as described further below; and

3)

Relative Total Shareholder Return Modifier (“TSR”). The Company’s TSR modifier will be determined by ranking the return on the Company’s shares against those of the companies in the Russell 2000 index (the “Index”), in each case, over the Performance Period. The Company’s TSR will be calculated based upon the Company’s relative placement against the Index over the Performance Period. The PSU awards determined by the Adjusted EBITDA and Cash Flow Metric performance goals described above will then be adjusted based on the Company’s TSR, by increasing the PSU awards by 25% if the Company’s TSR is in the top quartile, decreasing the PSU awards by 25% if the Company’s TSR is in the bottom quartile, and providing no change to the PSU awards if the Company’s TSR is in the middle two quartiles.

The maximum number of PSUs that can be earned for the Performance Period is 250% of target. At the end of the Performance Period, the Committee will review performance achieved on each pre-established Performance Measure. The goals are intended to be challenging, but achievable with strong management performance. The payout for each Performance Measure will be determined by a payout curve, as achievement that lies in between two goals will be interpolated.

With respect to the RSU awards, the RSUs vest in one third (1/3) increments on each of December 31, 2017, December 31, 2018 and December 31, 2019, respectively, generally subject to the executive’s continued employment through the applicable vesting date. The Company intends to settle the vested RSUs in shares of Company common stock.

With respect to the performance period and related PSU awards under the ELTI Plan for July 1, 2015 through December 31, 2017, the actual performance was certified by the Compensation Committee in its February 2018 meeting (with a TSR at 88%, in the top 12% of the Russell 2000 over the performance period) as set forth below, with settlement of the PSUs occurring on February 28, 2018:

	Target	Actual	% of Target	Projected Payout	Weighted Payout
Adjusted EBITDA:	$844 million	$861.9 million	102.1%	107.1%	53.5%
Cash Flow Metric:	$365 million	$465.1 million	127.4%	200% (when >120%)	100.0%

Total Weighted Payout:	153.5%
x TSR Modifier:	125%

Target Multiplier:	191.9%

Name(1)	Target PSU Award	Target Multiplier	PSUs Awarded
William C. Carstanjen	11,862	191.9%	22,765
William E. Mudd	5,140	191.9%	9,865

(1)

Ms. Dall joined the Company in October 2015 after the 2015 ELTI awards were granted and, accordingly, did not participate in the 2015 ELTI program. As part of his separation agreement, Mr. Thelen’s outstanding RSU and PSU agreements were terminated and Mr. Thelen received the 2015 ELTI shares at target.

During 2016, the Company changed its definition of Adjusted EBITDA to exclude changes in Big Fish Games deferred revenue for financial reporting purposes. For compensation purposes, Adjusted EBITDA targets under the 2015 and 2016 awards were set prior to this change and, therefore, performance for these awards will be evaluated based on the definitions of Adjusted EBITDA and Cash Flow in place at the time of the establishment of the awards, per below:

•

Adjusted EBITDA – as defined in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 10K for Fiscal Year 2017. For compensation purposes, the Committee has determined it is appropriate to include gains on sale of properties that are disposed of pursuant to the long-term strategic plan for the Company, such as the Calder land sale in 2016, in the calculation of Adjusted EBITDA.

	2015	2016	2017
As reported in 2017 10-K	$302.5	$334.5	$366.5
Changes in Big Fish Games Deferred Revenue	$39.6	$0	$3.8
Calder Land Sale	N/A	$23.7	N/A

Adj. EBITDA for Compensation Purposes	$342.1	$358.2	$370.3

•

Cash Flow Metric – defined as Cash Flows from Operating Activities in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 10K for Fiscal Year 2017 plus distributions of capital from equity investments less capital maintenance expenditures. For compensation purposes, the Committee has determined it is appropriate to include the net cash from sale of properties that are part of the long-term strategic plan for the Company, such as the Calder land sale, in the calculation of the cash flow metric.

	2015	2016	2017
Cash Flow from Operating Activities	$264.5	$226.8	$218.2
Distributions of Capital from Equity Investments	$0	$0.7	$0
Capital Maintenance Expenditures	$(31.1)	$(30.9)	$(33.3)
Calder Land Sale	N/A	$25.6	N/A

Cash Flow Metric	$233.4	$222.2	$184.9

•

Total Shareholder Return – defined as the Company’s stock price as of the end of the measurement period plus the value of dividends paid divided by the Company’s stock price as of the beginning of the measurement period. The Company’s Total Shareholder Return for the period July 1, 2015 through December 31, 2017 was 88.0%, for period January 1, 2016 through December 31, 2017 was 68.5%, and for the period January 1, 2017 through December 31, 2017 was 55.7%.

The Adjusted EBITDA and Cash Flow results reported above do not total to the actual results shown on page 33 for the 2015-2017 performance period, as that performance period does not include all of fiscal year 2015. The performance period on page 33 is for the initial performance period under the ELTI Plan, July 1, 2015 through December 31, 2017. Subsequent awards under the ELTI Plan include performance periods of three full years.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers. The principal objective of the guidelines is to enhance the linkage between the interests of shareholders and our executive officers by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five (5) years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times (6x) his base salary, our COO should own shares valued at an amount equal to four times (4x) his base salary, our CFO should own shares valued at an amount equal to three times (3x) her base salary, and all other executive officers should own shares valued at an amount equal to three times (3x) the executive’s base salary.

In 2017, each NEO met or exceeded the guidelines or, in the case of Ms. Dall, is expected to achieve the guidelines within the required five-year period:

Executive Officer	Ownership Guidelines	Shares Owned(1)	Value of Shares(2)	Multiple of Salary(3)
William C. Carstanjen	6x	140,777	$32,758,807	31
William E. Mudd	4x	83,643	$19,463,726	29
Marcia A. Dall	3x	5,072	$1,180,254	2
Paul J. Thelen	3x	163,136	$37,961,747	89

(1)	Calculated as of December 31, 2017 and represents shares of Common Stock owned outright.

(2)	Based on CHDN closing stock price of $232.70 as of December 29, 2017.

(3)

Calculated using the base salary information illustrated on page 29. Ms. Dall joined the Company in October 2015 and therefore has until October 2020 to meet the (3x) multiple pursuant to the guidelines.

Deferred Compensation Benefits

The Company’s philosophy is to provide retirement and savings benefits to executives which are commonly provided by other public companies. These benefits include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Code. The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation deferred but no more than 5% of compensation deferred. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 30 investment options. All assets of the 401(k) Retirement Plan are held in a trust that is intended to be qualified under Section 501 of the Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base salary and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any base salary and bonus deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives are selected by the Committee in its discretion. The Deferred Compensation Plan allows, but does not require, the Committee to receive input from participants regarding such investment alternatives. The current hypothetical investments selected by the Committee include 37 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table, on page 42, and the accompanying narrative below.

Allowances and Other Benefits

The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for Mr. Carstanjen, Mr. Mudd, and Ms. Dall. These plans provide benefits which are similar to those provided to all employees, but extend the benefit levels to be appropriate to the income of the executive officers.

For Company executives, the Company may reimburse spouse’s travel expenses for travel with the executive on Company business on a case-by-case basis.

Severance Benefits

The Committee believes that arrangements which provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives. Such benefits include clarifying the terms of employment and reducing the risks to the executive where the executive believes that either the Company may undergo a merger or be acquired or where the Company has tasked the executive to develop new markets or lines of business for the Company. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. In 2014, the Committee, in lieu of negotiating individual severance agreements with each executive, adopted a form Executive Change in Control, Severance and Indemnity Agreement (the “Change in Control Agreement”). William C. Carstanjen, William E. Mudd, and Marcia A. Dall have each executed a Change in Control Agreement. The Change in Control Agreements, at the time of execution, became immediately effective and each of Mr. Carstanjen’s and Mr. Mudd’s previously executed employment agreement terminated. Mr. Thelen’s severance benefits were not provided in a Change in Control Agreement, but rather through his executed offer letter. On January 9, 2018, in connection with the sale of Big Fish Games, Inc., Mr. Thelen terminated his employment with the Company, and was provided with certain severance benefits negotiated with the Company, as detailed in the Potential Payments Upon Termination or Change of Control found on page 43.

Each Change in Control Agreement provides that, subject to the Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by the Company, other than for “Cause” (as defined in the Change in Control Agreement), “Disability” (as defined in the Change in Control Agreement), or death, or (ii) by the executive for “Good Reason” (as defined in the Change in Control Agreement), the executive will be entitled to receive an amount in cash equal to 1.5 times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the year in which the executive was terminated. In the event the termination occurs within the 2-year period following a “Change in Control” (as defined in the Change in Control Agreement), the amount shall be 2.0 times the sum of (a) and (b) above. All equity-based awards in effect at the time of termination for the aforementioned reasons shall remain governed by the applicable plan or award agreement.

The Change in Control Agreements eliminated any tax gross-ups for excise taxes payable following a Change in Control.

Additional information regarding severance benefits may be found under “Potential Payments Upon Termination or Change in Control” on page 43.

Section 162(m) of the Code

As a publicly-traded company, we are subject to Section 162(m) of the Internal Revenue Code which limits our ability to deduct for U.S. income tax purposes compensation in excess of $1 million paid to certain executive officers of the Company. Historically, there was an exception for performance-based compensation meeting the requirements under Section 162(m). With the enactment of tax reform in late 2017, the performance-based compensation exception has been eliminated except with respect to certain grandfathered arrangements. The Compensation Committee considers tax deductibility to be one of many factors to consider in setting executive compensation. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable us to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve non-deductible compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

Compensation Committee of the Board of Directors:

R. Alex Rankin, Chairman

Craig J. Duchossois

Daniel P. Harrington

2017 Summary Compensation Table

The following table provides information regarding compensation earned by our Chief Executive Officer, President & Chief Operating Officer, Executive Vice President & Chief Financial Officer, and our other executive officer (sometimes referred to in this proxy statement as the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William C. Carstanjen	2017	1,023,077	-0-	4,157,013	-0-	2,250,000	17,102	7,447,192
Chief Executive Officer	2016	1,000,000	-0-	3,112,923	-0-	1,330,000	14,338	5,457,261
	2015	726,000	-0-	6,547,309	-0-	1,300,000	14,012	8,587,321

William E. Mudd	2017	642,269	-0-	1,766,800	-0-	900,000	38,049	3,347,118
President and Chief Operating Officer	2016	612,692	-0-	1,348,924	-0-	616,500	38,204	2,616,320
	2015	553,846	-0-	3,405,523	-0-	700,000	33,186	4,692,555

Marcia A. Dall	2017	544,231	-0-	1,091,465	-0-	675,000	15,535	2,326,231
Executive Vice President and Chief Financial Officer	2016	525,000	250,000	905,815	-0-	393,750	141,004	2,215,569
	2015	100,962	200,000	770,000	-0-	-0-	528	1,071,490

Paul J. Thelen	2017	472,619	-0-	1,641,784	-0-	-0-	364,454	2,478,857
Former President, Big Fish Games	2016	515,000	-0-	2,047,819	-0-	288,400	7,506	2,858,725
	2015	489,038	-0-	2,322,046	-0-	391,230	8,867	3,211,181

(1)

In accordance with the SEC executive compensation disclosure rules, the amounts shown in 2017 for stock awards represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), but disregarding the estimate of forfeitures, in connection with service-based RSUs and PSUs granted pursuant to the ELTI Plan to each of our NEOs in 2017. The grant date fair value of the RSUs was calculated utilizing the closing price of CHDN as of February 17, 2017 ($155.10) multiplied by the total number of time-vesting RSUs granted. The grant date fair value for the PSUs ($167.25/unit as of February 17, 2017) was calculated based on the closing price of CHDN as of the date of grant and the probable satisfaction of the performance conditions at the time of grant and applying a Monte-Carlo simulation model, which factors in the value of the relative TSR modifier that is applied to the award before the share-based payment vests. Assuming the highest level of performance is achieved for the PSUs, the maximum value of the 2017 PSUs at the grant date would be as follows: Mr. Carstanjen—$5,391,722; Mr. Mudd—$2,291,743; Ms. Dall—$1,415,353; and Mr. Thelen—$2,803,946.

(2)

Amounts in this column represent payments for performance under the Executive Annual Incentive Plan (“EAIP”). Mr. Carstanjen, Mr. Mudd, and Ms. Dall, received their 2017 EAIP awards in February 2018. Mr. Thelen received his target 2017 EAIP award as part of the Separation Agreement and Release he entered into on January 9, 2018. Typically, payments for each year shown are made by March 15 of the following year.

(3)

The table below shows the components of this column for 2017, which include the Company match for each individual’s defined contribution plan contributions, life insurance premiums, supplemental long-term disability insurance premiums and allowances. Allowances for Mr. Carstanjen include $1,451 for spousal travel. Allowances for Mr. Mudd include $2,130 for spousal travel.

All Other Compensation

For Fiscal Year Ended December 31, 2017

Name	Company Contributions Under Defined Contribution Plans (a)	Life Insurance Premiums (b)	Supplemental Long-Term Disability Insurance Premiums (c)	Allowances (d)	Payments under Separation Agreement (e)	Total All Other Compensation
William C. Carstanjen	10,800	3,051	1,800	1,451	-0-	17,102
William E. Mudd	32,887	1,531	1,501	2,130	-0-	38,049
Marcia A. Dall	10,800	2,047	2,688	-0-	-0-	15,535
Paul J. Thelen	24,000	461	505	-0-	339,488	364,454

(a)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(b)

Mr. Carstanjen, Mr. Mudd and Ms. Dall receive group life coverage equal to two times base salary with a $3 million maximum. The amounts in this column are the premiums for the NEOs’ coverage. Mr. Thelen received group life coverage equal to his base salary, or two times base salary in the event of an accidental death.

(c)

Mr. Carstanjen, Mr. Mudd and Ms. Dall receive long-term disability coverage equal to sixty percent (60%) of their base salary with a $10,000 per month maximum in the event of a long-term disability, which benefit is taxable to the NEO. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the NEOs’ supplemental coverage paid by the Company. Mr. Thelen received long-term disability coverage equal to his base salary with a $10,000 per month maximum in the event of a long-term disability, which is a tax-free benefit to Mr. Thelen as the tax is paid by the Company, pursuant to Big Fish policy.

(d)	See Note 3 to the 2017 Summary Compensation Table on page 38.

(e)

Mr. Thelen received his target 2017 EAIP Bonus pursuant to the terms of his separation agreement and release. The remaining amounts paid or to be paid to Mr. Thelen under his separation agreement are excluded from this table as Mr. Thelen’s separation did not occur, and the agreement was not entered into, until 2018. Please see the Payments Upon Termination or Change of Control section of this Proxy Statement for further information regarding Mr. Thelen’s 2018 separation agreement.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2017

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 25.

	Grant Date	Estimated Future Payout under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
William C. Carstanjen		721,000	1,442,000	2,884,000
	02/17/2017				6,448	12,895	32,238		2,156,689
	02/17/2017							12,897	2,000,325
William E. Mudd		325,000	650,000	1,300,000
	02/17/2017				2,741	5,481	13,703		916,697
	02/17/2017							5,481	850,103
Marcia A. Dall		206,250	412,500	825,000
	02/17/2017				1,693	3,385	8,463		566,141
	02/17/2017							3,387	525,324
Paul J. Thelen		169,744	339,488	678,976
	02/17/2017				3,353	6,706	16,765		1,121,579
	02/17/2017							3,354	520,205

(1)

Represents annual incentive bonus opportunities under the EAIP for each of the NEOs. See “Executive Annual Incentive Plan” beginning on page 29. Actual bonus payments for 2017 are listed under Non-Equity Incentive Plan Compensation in the 2017 Summary Compensation Table on page 38.

(2)

Represents the PSUs granted under the ELTI Plan to each of the NEOs, which vest based on the Company’s performance with respect to Adjusted EBITDA for compensation purposes and the cash flow metric over the 2017-2019 performance period. The vesting of these awards is also subject to a TSR modifier which could increase or decrease the number of shares earned under an award by 25%, as more fully explained on page 33.

(3)

Represents RSUs granted under the ELTI Plan to each of the NEOs, which are scheduled to vest in 1/3 increments on each of December 31, 2017, 2018 and 2019, subject generally to the NEO’s continued employment through the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

For Fiscal Year Ended December 31, 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
William C. Carstanjen	-0-	-0-	N/A	N/A	12,410	(2)	2,887,807	24,332	(4)	5,662,056
William E. Mudd	-0-	-0-	N/A	N/A	5,306	(2)	1,234,706	10,437	(4)	2,428,690
Marcia A. Dall	-0-	-0-	N/A	N/A	3,367	(2)	783,501	6,713	(4)	1,562,115
					1,834	(3)	426,772	-0-		-0-
Paul J. Thelen	-0-	-0-	N/A	N/A	3,888	(2)	904,738	18,589	(4)	4,325,660

(1)	Based on the closing price of our Common Stock on the NASDAQ Global Market at December 29, 2017 of $232.70 per share.

(2)

Represent awards under the ELTI Plan consisting of RSUs for continued employment for periods from January 1, 2016 through December 31, 2019. The 12,410 RSUs for Mr. Carstanjen vest as follows: 8,111 units on December 31, 2018 and 4,299 units on December 31, 2019. The 5,306 RSUs for Mr. Mudd vest as follows: 3,479 units on December 31, 2018 and 1,827 units on December 31, 2019. The 3,367 RSUs for Ms. Dall vest as follows: 2,238 units on December 31, 2018 and 1,129 units on December 31, 2019. Prior to the entrance into the separation agreement and release, the 3,888 RSUs for Mr. Thelen would have vested as follows: 2,770 units on December 31, 2018 and 1,118 units on December 31, 2019.

(3)	Represents restricted shares awarded under the 2007 Omnibus Stock Incentive Plan in connection with Ms. Dall’s continued employment. The 1,834 restricted shares vest on December 31, 2018.

(4)

Represent awards under the ELTI Plan consisting of PSUs for certain performance periods from January 1, 2016 through December 31, 2019. The 24,332 PSUs for Mr. Carstanjen are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 11,437 units on December 31, 2018 and 12,895 units on December 31, 2019. The 10,437 PSUs for Mr. Mudd are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 4,956 units on December 31, 2018 and 5,481 units on December 31, 2019. The 6,713 PSUs for Ms. Dall are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 3,328 units on December 31, 2018 and 3,385 units on December 31, 2019. Pursuant to the separation agreement and release entered into on January 9, 2018, Mr. Thelen received in Common Stock of the Company: the target amount of PSUs (10,280 shares) for the performance period July 1, 2015 through December 31, 2017; 50% of the target amount of PSUs (4,956 shares) for the performance period January 1, 2016 through December 31, 2018; and 50% of the target amount of PSUs (3,353 shares) for the performance period January 1, 2017 through December 31, 2019.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2017

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
William C. Carstanjen	-0-	-0-	56,807	(1)	13,799,497
William E. Mudd	-0-	-0-	30,914	(1)	7,445,245
Marcia A. Dall	-0-	-0-	4,071		902,597
Paul J. Thelen	-0-	-0-	5,340		1,242,618

(1)

Shares include PSU vesting for Mr. Carstanjen (22,765) and Mr. Mudd (9,865) for the performance period July 1, 2015 through December 31, 2017, as more fully explained under Long Term Incentives on page 31.

(2)	Amounts reflect the market value of the stock on the day the stock vested or day the stock options were exercised.

Nonqualified Deferred Compensation

For Fiscal Year Ended December 31, 2017

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
William C. Carstanjen	-0-	-0-	-0-	-0-	-0-
William E. Mudd	32,113	22,087	83,802	-0-	546,481
Marcia A. Dall	-0-	-0-	29,972	-0-	213,150
Paul J. Thelen	-0-	-0-	-0-	-0-	-0-

(1)	The amounts in this column are also included in the 2017 Summary Compensation Table on page 38 in the salary column or the non-equity incentive plan compensation column.

(2)

The amounts in this column are also included in the 2017 Summary Compensation Table on page 38 in the all other compensation column as a part of the Company contributions under defined contribution plans.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2017 ($)	Previous Years ($)	Total
William C. Carstanjen	-0-	-0-	-0-
William E. Mudd	54,200	292,113	346,313
Marcia A. Dall	-0-	175,900	175,900
Paul J. Thelen	-0-	-0-	-0-

The Nonqualified Deferred Compensation table above shows information about the Company’s nonqualified deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan operates in a similar manner as the Company’s 401(k) plan, whereby participants can manage their self-directed accounts to allocate balances among various investment alternatives, which determine gains or losses under the plan. A company match is provided for amounts deferred above the qualified plan limits. The plan is unfunded for ERISA purposes and subject to forfeiture in the event of insolvency or bankruptcy by the Company. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the Company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control (“CIC”) of the Company. The amount of compensation payable to each NEO in each situation as of December 31, 2017 is listed in the table below.

Name	Cash Severance Payment		Acceleration & Continuation of Equity Awards(1)		Total Benefits
William C. Carstanjen
Involuntary or good reason termination	$3,708,000		$2,887,807		$6,595,807
Change in control without termination	-0-		2,887,807		2,887,807
Death or Disability	1,442,000	(2)	8,549,863		9,991,863
Involuntary or good reason termination within 2 years CIC	4,944,000		8,549,863	(3)	13,493,863
William E. Mudd
Involuntary or good reason termination	$1,950,000		$1,234,706		$3,184,706
Change in control without termination	-0-		1,234,706		1,234,706
Death or Disability	650,000	(2)	3,663,396		4,313,396
Involuntary or good reason termination within 2 years CIC	2,600,000		3,663,396	(3)	6,263,396
Marcia A. Dall
Involuntary or good reason termination	$1,443,750		$1,210,273		$2,654,023
Change in control without termination	-0-		1,210,273		1,210,273
Death or Disability	412,500	(2)	2,772,388		3,184,888
Involuntary or good reason termination within 2 years CIC	1,925,000		2,772,388	(3)	4,697,388
Paul J. Thelen(4)
Involuntary or good reason termination	$424,360		$4,771,747		$5,196,107
Change in control without termination	-0-		4,771,747		4,771,747
Death or Disability	-0-		4,771,747		4,771,747
Involuntary or good reason termination within 2 years CIC	424,360		4,771,747	(3)	5,196,107

(1)

Represents the market value as of December 31, 2017 of restricted stock awards. For purposes of this disclosure, market value is the closing price of our Common Stock on the NASDAQ Global Market at December 29, 2017, of $232.70 per share.

(2)	Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.

(3)

Represents one hundred percent (100%) of all unvested restricted stock awards, RSU and PSU awards granted under the 2007 Omnibus Stock Incentive Plan, 2016 Omnibus Stock Incentive Plan, and the ELTI Plan.

(4)

On January 9, 2018, Mr. Thelen terminated his employment with the Company as part of the Company’s sale of Big Fish Games, Inc. (“Big Fish”). As part of the Separation Agreement and Release entered into between Mr. Thelen, Big Fish, and the Company, Mr. Thelen is entitled to the following: (a) twelve months of salary continuation, equal to $424,360 in the aggregate; (b) twelve months of COBRA subsidy, equal to $23,820 in the aggregate; and (c) Mr. Thelen’s target bonus for the 2017 fiscal year under the Churchill Downs Incorporated Executive Annual Incentive Plan, equal to a gross amount of $339,448. The Company terminated Mr. Thelen’s RSU agreements and PSU agreements and paid out 22,477 shares to Mr. Thelen as of the Closing Date, less 8,839 shares withheld for taxes.

Non-Solicit Provisions

Mr. Carstanjen, Mr. Mudd and Ms. Dall (the “Key Executives”) each entered into an Executive Change in Control, Severance and Indemnity Agreement (the “Change in Control Agreement”) with the Company, replacing all previously executed employment agreements, if any, which were mutually terminated by the Company and each Key Executive. Pursuant to each of these agreements, each Key Executive is subject to a two-year non-solicitation period after the termination of their employment with the Company for any reason, during which they may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Severance Benefits

The Change in Control Agreement, executed by the Key Executives, provides for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Carstanjen, Mr. Mudd, and Ms. Dall. Cash payments equal to the product of 1.5 times the sum of (a) base salary plus (b) target bonus for the year of termination of employment, payable in equal installments over 18 months; treatment of all equity-based awards per the terms of the applicable plan, award or agreement; and a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Mr. Thelen. As of December 31, 2017, if terminated without cause or due to good reason, Mr. Thelen was entitled to: continuation of pay for twelve (12) months; COBRA for up to twelve (12) months (subject to earlier termination if Mr. Thelen is no longer entitled to COBRA); earned but unpaid incentive plan bonuses; and any accrued but unpaid salary and accrued but unused personal time off. As part of the Separation Agreement and Release entered into on January 9, 2018 by and among the Company, Big Fish Games, Inc., and Paul Thelen, Mr. Thelen is entitled to the following severance benefits: (a) twelve months of salary continuation, equal to $424,360 in the aggregate; (b) twelve months of COBRA subsidy, equal to $23,820 in the aggregate; and (c) Mr. Thelen’s target bonus for the 2017 fiscal year under the Churchill Downs Incorporated Executive Annual Incentive Plan, equal to a gross amount of $339,448. The Company will also terminate Mr. Thelen’s RSU agreements and PSU agreements and will pay out 22,477 shares to Mr. Thelen as of the Closing Date, less 8,839 shares withheld for taxes.

Change in Control Benefits. The new agreements for the Key Executives also provide for the following change in control provisions: if the executive is terminated within two years following a change in control, the Key Executive will receive severance as provided above, except that the salary and bonus severance shall instead equal the product of 2.0 times the sum of (a) base salary plus (b) target bonus for the year of termination of employment, payable in one lump sum on the sixtieth (60th) day following such termination.

In the event that any or all payments to any of the Key Executives are subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced to one dollar ($1) below the maximum amount of payments that will not be subject to such tax; provided, however, that the foregoing limitation shall not apply in the event the total payments to a Key Executive, on an after-tax basis, would exceed the after-tax benefits to the Key Executive if such limitation applied. The Key Executive shall bear the expense of any and all excise taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Carstanjen, our Chief Executive Officer. To understand this disclosure, we think it is important to give context to our operations. Our business is seasonal and relies heavily on seasonal, part-time and hourly workers. With Big Fish Games, Inc. (“Big Fish”), sixty-five percent (65%) of our workforce are hourly workers. Without Big Fish, seventy-six percent (76%) of our workforce are hourly workers. Given the recent sale of Big Fish, we have provided this disclosure with and without Big Fish employees, noting that, on the selection date, Big Fish was a subsidiary of the Company.

We strive to create a compensation program which is competitive in terms of both the position and the geographic location in which the employee is located. Accordingly, our pay structures vary among employees based on position and geographic location.

Ratio

For 2017:

	Including Big Fish	Excluding Big Fish
Median Annual Total Compensation (excluding CEO)	$25,086	$21,693
CEO Annual Total Compensation	$7,447,192	$7,447,192
Pay Ratio	297 to 1	343 to 1

Identification of Median Employee

We selected December 15, 2017 as the date on which to determine our median employee. As of that date, we had approximately 4,466 employees. For purposes of identifying the median employee, we ran a report for all year-to-date taxable compensation for employees as of the selection date, and sorted by the total compensation.

Using this methodology, we determined that our median employee including Big Fish was a full-time, hourly employee working at Oxford Casino, and excluding Big Fish, was a full-time, hourly employee working at Calder Casino. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the named executive officers.

Equity Compensation Plan Information(1)

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	-0-	(3)(4)	-0-	818,908	(5)
Equity compensation plans not approved by security holders	-0-		-0-	-0-
Total	-0-		-0-	818,908

(1)

This table includes (i) aggregate data, including pricing, for shares presently committed under all equity compensation plans of the Company as of the end of the most recently completed fiscal year and (ii) aggregate data for shares still available to be issued under those plans.

(2)

The equity compensation plans of the Company which have been approved by the shareholders of the Company are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”), the Churchill Downs Incorporated 1993 Stock Option Plan (“1993 Plan”), the Churchill Downs Incorporated 1997 Stock Option Plan (“1997 Plan”), the Churchill Downs Incorporated 2003 Stock Option Plan (“2003 Plan”), the Churchill Downs Incorporated 2004 Restricted Stock Plan (“Restricted Stock Plan”), the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (“2007 Plan”), the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (“2016 Plan”) and certain stock options and restricted stock awards granted to the prior CEO as a part of his employment agreement. The 1993 Plan, the 1997 Plan and the 2003 Plan each allow one- to three-year option vesting periods and require that options expire ten (10) years after the date of grant, if not earlier under certain circumstances. The Restricted Stock Plan allows for the award of stock subject to certain conditions and restrictions as determined by the Compensation Committee at the time of the award. The 2016 Plan allows the Compensation Committee the flexibility to design compensatory awards that are responsive to the Company’s needs. Awards under the 2016 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted share units, performance shares or performance units.

(3)

The total does not include 142,556 (which excludes the 2016, 2017 and 2018 PSU awards provided under the ELTI Plan) outstanding shares of Common Stock which have been awarded under the Restricted Stock Plan, the 2007 Plan, and the 2016 Plan, as of December 31, 2017, which are unvested and over which the participants have neither voting nor dispositive power until the lapse of the restriction period.

(4)

Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at fiscal year’s end and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

Of this total, as of December 31, 2017, 216,034 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 602,874 shares of Common Stock of the Company remained available for future issuance under the 2016 Plan. Stock awards under the 2016 Plan will be counted against the maximum number of shares as to which stock awards may be granted on a ratio of 1-to-1.

Certain Relationships and Related Transactions

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

During fiscal year 2017, the Company entered into one related party transaction. On June 9, 2017, the Company entered into an agreement with The Duchossois Group, Inc. (“TDG”) to repurchase 1,000,000 shares of the Company’s Common Stock from TDG in a private transaction at a price per share equal to $158.78, for an aggregate purchase price of approximately $158.8 million (the “Stock Repurchase Agreement”). In connection with the Stock Repurchase Agreement, TDG and the Company entered into an Amended and Restated Stockholder’s Agreement (the “Amended and Restated Stockholder’s Agreement”), amending the existing stockholder’s agreement to provide for (i) limited registration rights for TDG; (ii) a restricted legend removal process; and (iii) Mr. Craig J. Duchossois and Mr. Richard L. Duchossois to continue to serve as members of the Board of the Directors of the Company until the expiration of their current terms, in 2018 and 2019, respectively.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering, the Louisiana State Racing Commission, the Ohio State Racing Commission, and the Maryland Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

Churchill Downs Incorporated

Audit Committee Report

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of three directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the SEC and the NASDAQ exchange to be considered an “independent director.” The Board has also determined that one member, Daniel P. Harrington, is an “audit committee financial expert” as defined by the SEC.

The Committee has an Audit Committee Charter (the “Charter”), which was amended, restated and approved by the Board on February 23, 2016. The Charter sets forth certain responsibilities of the Committee, which include oversight of the integrity of the financial statements of the Company, the systems of internal controls over financial reporting which management has established, the independence and performance of the Company’s internal and independent auditors, the Company’s compliance with financial, accounting, legal and regulatory requirements, and the effectiveness of the Enterprise Risk Management (“ERM”) function. The Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

•

Met four (4) times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2017; at each of such meetings, the Committee met in executive session with the Company’s Chief Compliance Officer or General Counsel, along with the Vice President of Internal Audit.

•	Discussed with the independent auditors all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

•

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

•

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

•	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

•	Discussed with management and the independent auditors the quality of the Company’s internal controls.

•	Reviewed and approved all related person transactions.

•	Self-evaluated the effectiveness of the Committee.

•	Evaluated the effectiveness of the Company’s internal audit function.

•

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company and reviewed compliance with such steps.

•

Reviewed and approved the 2017 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

•

In February 2017, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2017. The Committee also reviewed and pre-approved the 2018 audit fees for services related to the first quarter Form 10-Q review.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Daniel P. Harrington, Chairman

Ulysses L. Bridgeman, Jr.

R. Alex Rankin

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the SEC with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the SEC or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements, except in the following instance: the Company filed late one (1) Form 4 on behalf of Marcia A. Dall reporting one instance of a restricted stock unit award.

Multiple Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice addressed to those shareholders. This process, which is commonly referred to as “house-holding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “house-holding” our proxy materials. A single Proxy Statement or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “house-holding” communications to your address, “house-holding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “house-holding” and would prefer to receive a separate Proxy Statement or Notice, please notify your broker. You may direct your written request for a copy of the Proxy Statement or Notice to Churchill Downs Incorporated, Attn: Paula Chumbley, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, or at (502) 636-4400. If your broker is not currently “house-holding” (i.e., you received multiple copies of the Company’s Proxy Statement or Notice), and you would like to request delivery of a single copy, you should contact your broker.

Proposals by Shareholders

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and Proxy for presentation at the annual meeting of shareholders to be held in 2019 must be received by the Company at the principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, Attention of the Secretary, no later than November 15, 2018. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2019 annual meeting of shareholders, but not included in the Proxy Statement, must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2019 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than January 24, 2019, and no sooner than December 25, 2018. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

G. Watts Humphrey, Jr.
Chairman
Bradley K. Blackwell
Senior Vice President and General Counsel

Louisville, Kentucky

March 15, 2018

PLEASE VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

ANNUAL MEETING OF CHURCHILL DOWNS INCORPORATED

Date:	April 24, 2018
Time:	9:00 a.m. Eastern Daylight Saving Time
Place:	The Knickerbocker Hotel, 6 Times Square, New York, New York 10036

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.

1:	Election of Class I Directors				Directors
		For		Withhold	Recommend
	01 William C. Carstanjen	☐		☐	For
	02 Karole F. Lloyd	☐		☐	For

		For	Against	Abstain
2:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018.	☐	☐	☐	For
3:	To approve, on a non-binding advisory basis, executive compensation.	☐	☐	☐	For

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Churchill Downs Incorporated

to be held on Tuesday, April 24, 2018

for Holders as of March 2, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET			TELEPHONE
Go To			866 284-6863
www.proxypush.com/chdn
• Cast your vote online.	OR	•	Use any touch-tone telephone.
• View Meeting Documents.		•	Have your Proxy Card/Voting Instruction Form ready.
		•	Follow the simple recorded instructions.
MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints R. Alex Rankin and Ulysses L. Bridgeman, Jr., and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Churchill Downs Incorporated which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 11:59 p.m., Eastern Daylight Saving Time, April 23, 2018.

PROXY TABULATOR FOR CHURCHILL DOWNS INCORPORATED P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — Churchill Downs Incorporated

Annual Meeting of Shareholders

April 24, 2018, 9:00 a.m. (Eastern Daylight Saving Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints R. Alex Rankin and Ulysses L. Bridgeman, Jr. (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Churchill Downs Incorporated, a Kentucky corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Knickerbocker Hotel, 6 Times Square, New York, New York 10036, on Tuesday, April 24, 2018 at 9:00 a.m. (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1.	Election of Class I Directors

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

3.	To approve, on a non-binding advisory basis, executive compensation.

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The two directors up for election are: William C. Carstanjen and Karole F. Lloyd.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐